                                                                      EXHIBIT 12

                                AMAZON.COM, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                           PERIOD FROM
                                           THREE MONTHS                                                    JULY 5, 1994
                                               ENDED                                                      (INCEPTION) TO
                                             MARCH 31,    ---------------------------------------------    DECEMBER 31,
                                               1999          1998         1997         1996       1995        1994
                                             --------     ---------     --------     -------     -----        ----
Net loss                                     $(61,667)    $(124,546)    $(31,020)    $(6,246)    $(303)       $(52)

Plus fixed charges:
  Interest expense including amortization
    of debt issuance costs                     16,688        26,639          326           5        --          --
  Assumed interest element included in
    rent expense(1)                             1,692         2,833          700          90         4          --
                                             --------     ---------     --------     -------     -----        ----
                                               18,380        29,472        1,026          95         4          --
                                             --------     ---------     --------     -------     -----        ----
Adjusted earnings (loss)                      (43,287)      (95,074)     (29,994)     (6,151)     (299)        (52)
Fixed charges                                 (18,380)      (29,472)      (1,026)        (95)       (4)         --
                                             --------     ---------     --------     -------     -----        ----
Deficiency of earnings available to
  cover fixed charges                        $(61,667)    $(124,546)    $(31,020)    $(6,246)    $(303)       $(52)
                                             ========     =========     ========     =======     =====        ====

(1) Total rent expense for the period divided by three. This is the portion of rental expense which the Company believes to be representative on interest.